Stockholders Withdraw Derivative Lawsuit

Against Reading International

Los Angeles, California, - (BUSINESS WIRE) – July 13, 2016 – Reading International, Inc. (NASDAQ: RDI) ("Reading" or the "Company") and Messrs. Whitney Tilson and Jonathan M. Glaser, acting on behalf of various funds that they manage (the "Plaintiff Stockholders"), have announced that the Plaintiff Stockholders have withdrawn all of their alleged claims (the "Derivative Claims") in the previously filed derivative lawsuit in the District Court of the State of Nevada for Clark County. Collectively, the Plaintiff Stockholders own approximately 845,000 shares, representing approximately 3.6% of the outstanding equity of our Company.   Through their various funds, Mr. Glaser has been a significant stockholder of Reading since 2008, and Mr. Tilson has been a significant stockholder since October 2014.

Commenting on the withdrawal of the lawsuit, the Company stated, "We are pleased that Mr. Glaser and Mr. Tilson have agreed to dismiss their claims.  We remain focused on building long term value for all stockholders.”

Mr. Tilson stated that the Plaintiff Stockholders brought the Derivative Claims as a result of the allegations contained in a derivative action filed by Mr. James J. Cotter, Jr. on June 12, 2015, in the District Court of the State of Nevada for Clark County.   As stockholders in the Company, Messrs. Tilson and Glaser wanted to ensure that the interests of all stockholders were being appropriately protected.   In connection with the litigation, the Plaintiff Stockholders conducted extensive discovery on these matters, which included depositions of Guy Adams, Margaret Cotter, Ellen Cotter, William Gould, Edward Kane, Douglas McEachern, Tim Storey and James Cotter, Jr.   Following their efforts on behalf of all stockholders, Messrs. Tilson and Glaser have concluded that the Reading Board of Directors has acted in good faith and has been and remains committed to acting in the interests of all stockholders.  Continuing with their derivative litigation would provide no further benefit.

Messrs. Glaser and Tilson stated, "We are pleased with the conclusions reached by our investigations as Plaintiff Stockholders and now firmly believe that the Reading Board of Directors has and will continue to protect stockholder interests and will continue to work to maximize shareholder value over the long term.  We appreciate the Company's willingness to engage in open dialogue and are excited about the Company's prospects.   Our questions about the termination of James Cotter, Jr., and various transactions between Reading and members of the Cotter family-or entities they control-have been definitively addressed and put to rest. We are impressed by measures the Reading Board has made over the past year to further strengthen corporate governance.  We fully support the Reading Board and management team and their strategy to create stockholder value."

In connection with the dismissal of the Derivative Claims, the parties have agreed to mutual general releases with each party bearing his, her or its own legal fees and expenses. Further, the parties will petition the court for approval of the settlement.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);

o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com).

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au).

•	in New Zealand, under the

o	Reading Cinema brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz).

For more information from Reading International, Inc., contact:

Dev Ghose

Executive Vice President & Chief Financial Officer

(213) 235-2240

or

Andrzej Matyczynski

Executive Vice President for Global Operations

(213) 235-2240

For more information from Plaintiff Stockholders, Whitney Tilson and Jonathan Glaser, contact:

Robertson & Associates, LLC

Alexander Robertson, IV

(818) 851-3850